EXHIBIT 10

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of the ___th day of August, 2008, by and between HNY Acquisition Corp., (the “Buyer”), and Ckrush Digital Media, Inc.  (the “Seller”).  The Seller and the Buyer may sometimes be referred to herein individually as a “Party” or collectively as “Parties.”

RECITALS:

A.  The Seller owns certain assets which include, but are not limited to, the websites www.audiostreet.net, www.mixstreet.net and www.livemansion.com (the “Websites”) including all copyrights (and renewals and extensions of copyright) and trademarks, whether such assets consist of literary, dramatic, or any other form of works exclusive of the movie rights to “livemansion” (collectively the “Assets”).

B.  Seller agrees to sell and Buyer agrees to purchase the Assets in accordance with the terms and conditions set forth in this Agreement.

C.  The Parties to this Agreement desire to establish their mutual rights and obligations with regard to the transactions by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the Parties hereto agree as follows:

I.          DEFINITIONS.  As used herein, the following terms shall have the meaning set forth:

A.  “Assets” shall have the definition set forth in Section II.

B.  “Closing” shall have the meaning set forth in Section VI.

C.  “Closing Date” shall have the meaning set forth in Section VI.

D.  “Customer List” shall have the meaning set forth in Section II.A.1.

II.         PURCHASE, SALE AND DELIVERY OF ASSETS.

A.  Subject to and in accordance with the terms and conditions of this Agreement and in consideration of the Purchase Price stated in Section III below, Buyer agrees to purchase, and Seller agrees to sell, transfer, convey and assign all of their respective right, title, and interest in and good and marketable title, free and clear of all security interests, liens (including tax liens), encumbrances and rights of others of any kind whatsoever to the Assets listed on Schedule A, that are used in the operation of the Websites:

1.  A list of any and all customers of the Websites. (the “Customer List”) in electronic format at Closing.

2.  All accounts receivable, if any, of Seller from Customers from the Customer List prior to Closing (the “Accounts Receivable”). At Closing Seller will provide Buyer with a true and correct listing of the Accounts Receivable, if any, as of the Closing Date.

3.  All equipment, if any, from the Seller that is listed in Schedule A.

4.  All intangible personal property specifically relating to the Assets, including without limitation, Customer contracts and agreements.

5.  Certain Domain Names needed to provide internet and email services and web hosting to the Customer List which includes the following domain names:

www.audiostreet.net, www.mixstreet.net and www.livemansion.com

B.  The Seller shall provide Buyer with a list of all expenses, debts, deficiencies, obligations, liabilities, assessments, claims, demands, fines or penalties related to any of the Assets prior to the Closing Date.  Seller represents and warrants that there are no amounts outstanding or owed by Ckrush Digital Media, Inc., regarding the Assets and there are not any liens or UCC filings currently on the Assets.  The only carrying costs to maintaining the Websites in their current condition are $864 per month payable to Arcadia Networks, Inc. for hosting on their servers and $609.10 per month payable to ValueWeb for hosting on their servers.  Any additional changes or modifications to the Websites would require the hiring of a website designer/tech to make such additional changes or modifications.

III.       PURCHASE PRICE; ADJUSTMENT AND PAYMENT.

A.  Purchase Price.  Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell to the Buyer, and Buyer agrees to purchase from the Seller, all of the Seller’s rights, title, and interest in and to the Assets, for an aggregate purchase price equal to TWO HUNDRED THOUSAND AND NO/dollars ($200,000.00) (the “Purchase Price”), to be paid as provided in Subsection C below of this Section III.

B.  Adjustments to Purchase Price.  The Purchase Price is subject to adjustment as follows:
1. Liens and Encumbrances.  If, as of the Closing, any of the Assets are subject to or encumbered by any security interests or liens the outstanding aggregate balance (including any accrued interest or other charges) of the total debts or liabilities underlying such liens or security interests shall be deducted from the Purchase Price and paid directly to the applicable creditor of the Seller at the Closing.
2. A/R adjustment.  There will be no adjustment for actual Accounts Receivable being assumed by Buyer.

C.  Payment of Purchase Price.  The Buyer will pay the total Purchase Price to the Seller as follows:

1. Cash Payment at Closing. The sum of TWO HUNDRED THOUSAND AND NO/dollars ($200,000.00) shall be paid on the Closing Date estimated to be September 1, 2008, which amount, subject to the adjustments set forth herein, will be wired directly to Seller per Seller’s written instructions.

2.    Assumption of Liabilities.   Buyershall assume no liabilities.

IV.       REPRESENTATIONS AND WARRANTIES OF SELLER.

The Seller represents and warrants, to the best of its knowledge and belief, to the Buyer, its successors and assigns, that the following facts are true, complete, and correct as of the date of this Agreement and will be true, correct, and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section IV, with the knowledge that Buyer is purchasing the Assets in full reliance thereon):

A.  Organization of the Seller.  Seller is corporation duly organized, validly existing, and in good standing as a domestic corporation under the laws of the State of Delaware and has the corporate power to carry on its business as now conducted and to perform its obligations hereunder.

B.   Authorization of Transaction.  The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

C.   Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section II above), will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject.

D.  Legal Compliance.  The Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Seller alleging any failure so to comply.

E.   Brokers’ Fees.  The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated and Seller agrees to pay the broker upon closing.

F.   Title to Assets.  The Seller has good and marketable title to the Assets being sold to Buyer. Without limiting the generality of the foregoing, Seller has good and marketable title to all of the Assets, free and clear of any security interest or restriction on transfer.  Seller owns all right and title to the assets free of liens, claims or encumbrances of any kind or nature, other than the security interest in favor of Buyer.

This Agreement and all of the documents, instruments and agreements related hereto have been duly and validly executed and delivered by the Seller, as appropriate, and are valid and binding obligations of each of the Seller, enforceable in accordance with their terms.

 G.   Intentionally left blank.

H.   Contracts and Agreements.  The Seller has delivered to the Buyer a correct and complete copy of each written contract being transferred and assigned to the Buyer as part of the Assets and referred to in Section II.A.1. and a written summary setting forth the material terms and conditions of each oral agreement being transferred and assigned to the Buyer as part of the Assets and referred to in Section II.A.1. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.  Seller may assign all accounts, contracts, agreements, and service agreements related in any way to the Dial-Up Customers to Buyer without any requirement for written or oral consent of the Dial-Up Customers. It is up to the Buyer’s discretion whether or not to accept the contracts or agreements as an asset, should the buyer term such contracts or agreements as a liability, and they do not fall within the buyers business model, buyer may reject such contracts or agreements, and as a result of such rejection seller will be required to cancel the contracts or agreements as needed.

I.   Accounts Receivable.  All Accounts Receivable of the Seller which are part of the Assets, as referred to in Section II.A.2. hereof, are reflected properly on their books and records of the Seller.

J.  Asset Warranties.  Substantially all of the Assets being sold provided by the Seller have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Seller has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for damages in connection therewith.  All of the Assets provided by the Seller are subject to standard terms and conditions, a listing of which is attached hereto as Exhibit B.

K.  Liabilities Related to the Assets Being Sold.  The Seller has no known or asserted material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any of the Assets.

L. Intellectual Property.  The Seller has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and the Seller has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Seller must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of the Seller in any material respect.

M.  Litigation.  The Seller is not (1) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or, to its knowledge, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, which, individually or in the aggregate, if adversely determined, could materially impair the Assets or the ability of either of the Seller to perform any of its obligations hereunder. Furthermore, there are no defaults by the Seller under any applicable order, writ, injunction, decree or award of any court or arbitrator or any governmental department, board, agency or instrumentality which would materially impair either of the Seller’s ability to perform any of its obligations hereunder.

N.  Disclosure.  The Seller has reviewed all information known to it and has disclosed to Buyer all known material information relevant to the Assets.  None of the representations and warranties made by Seller in this Agreement or in any document or exhibit to be furnished by it hereto, or on its behalf, contains or will contain any untrue statements of material fact, or omit any fact the omission of which would be materially misleading.

V.         REPRESENTATIONS AND WARRANTIES OF BUYER.

A.  Organization of Buyer.  Buyer is corporation duly organized, validly existing, and in good standing as a domestic corporation under the laws of the State of Nevada and has the corporate power to carry on its business as now conducted and to perform its obligations hereunder.

B.  Authority of Buyer.  Buyer has full power and authority to enter into and perform this Agreement, and all proceedings necessary to duly authorize the execution and delivery of this Agreement by the officer executing the same on the respective Buyer’s behalf have been taken and this Agreement is the legal and binding obligation of the Buyer, enforceable in accordance with its terms and conditions applicable to Buyer.

C.  Litigation.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer.  Buyer is not in default with respect to or subject to any outstanding judgment, order, writ, injunction, decree, assessment or other similar command of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting it.

D.  Compliance with Laws.  Buyer has complied with all laws, regulations and orders applicable to its business.

E.  Noncontravention.  The execution and delivery by Buyer of this Agreement, the consummation by Buyer of the transactions contemplated hereby, and the compliance by Buyer with the terms hereof, will not conflict with, violate or result in the breach of or contravene any of the terms conditions or provisions of, or constitute a default under, Buyer’s articles of incorporation, bylaws, or in any material respect, any law, regulation, determination or award of any court, governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator applicable to Buyer or its assets and properties.

F.  Governmental Approvals.  No authorization, approval or consent of any governmental or regulatory authority or agency is necessary to permit Buyer to execute and deliver this Agreement and to perform its obligations hereunder.

G.  Brokers’ Fees.  The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

H.  Disclosures.  No representation, warranty or covenant by Buyer in this Agreement, or any certificate or any other instrument furnished or to be furnished to Seller pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit any material fact which will make the statements contained herein or therein materially misleading.

VI.        COVENANTS

A.  Payment of Post-Closing Monies Received.  Seller will immediately upon receipt forward to Buyer any and all monies received or collected by the Seller on or after the Closing Date related to the Customer and/or its Accounts Receivable.

B.  Support.  After the Closing, Seller will provide support and advice to Buyer regarding the Assets, subject to Seller’s availability.

C.  Non-Compete Agreement.

(i)   Agreement Not to Compete. For a period of twelve (12) months after the Closing Date, except as otherwise stated in this section, Seller shall not be engaged or interested in any social medial business.

(ii)   Non-solicitation. For a period of one (1) year after the Closing Date, Seller shall not, directly or indirectly, cause or attempt to cause any customer, client, account or vendor, or prospective customer, client, account or vendor to divert, terminate, limit or in any manner modify or fail to enter into any actual or potential business relationship with the Buyer. For purposes of this Section, a prospective customer, client, account or vendor shall mean any customer, client, account or vendor that the Seller was involved with for the twelve (12) month period prior to the Closing Date.

(iii)   Necessary and Reasonable. The Seller agrees that the covenants provided for in this Section are necessary and reasonable in order to protect the Buyer in the conduct of its business, to protect the trade secrets and other proprietary information of the Buyer and to protect the Buyer in the utilization of the assets, tangible and intangible, including the goodwill of the Buyer.

D.   Further Acts.  Each Party shall on the reasonable request of the other party execute and deliver in proper form any instruments and documents and perform any and all acts necessary or desirable for perfecting in the other party title to all items intended to be transferred under this Agreement and placing that party in actual possession of the item(s).

E.  Assistance with Transition.  Seller will provide reasonable transition services to Buyer in order to help the smooth transfer of all Customers, contracts and other Assets to Buyer.

VII.      INDEMNIFICATION

A.  Buyer agrees to indemnify, defend and hold the Seller and its successors and assigns, harmless against any and all losses, damages, demands, claims, assessments, actions, taxes, deficiencies, penalties, interest, reasonable attorney’s fees, costs and expenses, arising out of, or incident to, any of the following (the “Losses”): (i) any inaccuracy, misrepresentation or breach of any warranty made by Buyer in this Agreement; and (ii) any failure by Buyer to perform in accordance with the terms hereof any of the obligations or covenants to be performed by it hereunder.  The indemnification obligations of the Buyer under this Section VII.A, and the representations, warranties, agreements and covenants of the Buyer under this Agreement shall survive the Closing for a period of two (2) years from the Closing Date.

B.  The Seller agrees to indemnify, defend and hold the Buyer and its shareholders, directors, officers, affiliates, successors and assigns harmless against any and all Losses (as defined above) arising out of or incident to any of the following:

1.           any inaccuracy, misrepresentation or breach of any representation or warranty made by Seller, or either of them, in this Agreement;

2.           any failure by the Seller to perform in accordance with the terms hereof any of the agreements, obligations or covenants to be performed by it hereunder; and

3.           any liability of the Seller, whether accrued, absolute, contingent or otherwise, and whether due or to become due unless otherwise expressly assumed by Buyer pursuant to this Agreement and the documents and agreements executed pursuant hereto.

The indemnification obligations of the Seller under this Section VII.B. and the representations, warranties, agreements and covenants of the Sellers under this Agreement shall survive the Closing for a period of two (2) years from the Closing Date.

VIII.    MISCELLANEOUS

A.  This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

B.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

C.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other party.

D.  Each party shall be responsible for its own legal and transactional expenses, including the cost of any fees owed to any broker or finder engaged by a party in connection with the transactions contemplated by this Agreement.

E.  All covenants, agreements, representations and warranties of the parties made herein and in the certificates, lists, exhibits, schedules or other written information delivered, attached, or furnished in connection therewith and herewith shall be deemed material and to have been relied upon by the other party, and, except as provided otherwise in this Agreement, shall survive the delivery of the certificates representing the shares and the payment of the Purchase Price and shall bind the respective successors and permitted assigns of the parties, whether so expressed or not, and, except as provided otherwise in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of each party’s respective successors and permitted assigns, whether so expressed or not.

F.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  The facsimile signature of any party shall be deemed to be an original signature of such party and shall be given the same effect as an original signature of such party.

G.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

H.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Connecticut without regard to conflict of laws rules and principles.

I.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the parties hereto.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

J.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

K.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.  The exhibits, if any, identified in this Agreement are incorporated herein by reference and made a part hereof.

L.  All notices and communications pursuant to this Agreement shall be in writing and shall be deemed properly given and effective when received if (a) personally delivered, (b) sent by a national delivery service providing evidence of delivery, or (b) sent by facsimile, to the following:

If to Seller, to:

(p)
(f)

If to Buyer, to:

Chris Messalas
48 Wall Street
Suite 1100
New York, New York 10005
(p)
(f)

M.  If either party hereto shall breach any of the terms hereof, such party shall pay to the non-defaulting party all of the non-defaulting party’s costs and expenses, including attorney’s fees, incurred by such party in enforcing the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first written above.

HNY Acquisition Corp.	Ckrush Digital Media, Inc.

By:/s/ Chris Messalas	By: /s/ Jeremy Dallow
Chris Messalas, its CEO and President	Jeremy Dallow, President

SCHEDULE A – LIST OF ASSETS.

Software: all program software, as is, on services with license(s), and web sites, portals, databases, including all rights to and copies of the source code and associated documentation, developers notes and any other material required to support and/or modify the said source code. Domain names/URL’s; www.audiostreet.net, www.mixstreet.net and www.livemansion.com (the “Websites”) including all copyrights (and renewals and extensions of copyright) and trademarks, whether such assets consist of literary, dramatic, or any other form of works of the rights to “livemansion” (collectively the “Assets”).

Exclusion:  Specifically excluded are movie rights to a proposed movie that would have the title “Live Mansion”.  The site Live Mansion (found at www.livemansion.com) was engaged to provide contests related to the proposed movie of the same title which title is owned by a related entity Live Mansion: the Movie LLC.